UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/06/2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 6, 2007, the Registrant's wholly-owned subsidiary, Tecstar Automotive Group, Inc. ("Tecstar"), issued a $5 million secured promissory note ("Note") to the Registrant's lender, WB QT, LLC ("Lender"). The Note bears interest at a rate of 10% per annum and calls for quarterly amortization payments of $1 million, commencing on August 1, 2008, with a final payment of the remaining unpaid principal and accrued interest on November 6, 2009. As previously disclosed, Registrant is considering various strategic options for Tecstar. The Note was entered into in connection with preliminary discussions between Quantum and Lender regarding a possible transaction involving Tecstar.

As long as the Note is outstanding, Tecstar and its subsidiaries are prohibited from transferring any assets or property to the Registrant or making any payments, dividends or other distributions to the Registrant (collectively, "Restricted Payments"), except that Tecstar may immediately use $3 million of the Note proceeds to pay a portion of the intercompany debt owed by Tecstar to the Registrant and may also make an additional payment to Registrant (the "Additional Payment") of approximately $2 million, to be adjusted as described below, to pay an additional portion of the intercompany debt owed by Tecstar to Registrant. The Additional Payment may be made immediately following Lender's review of Tecstar's October 31, 2007 balance sheet (the "October Balance Sheet"). The exact amount of the Additional Payment will be calculated based on Tecstar's net working capital ("Net Working Capital") and net current assets ("Net Current Assets") reflected in the October Balance Sheet, as follows: (a) if Net Working Capital is at least $21 million and Net Current Assets is at least $18 million, the Additional Payment will be $2 million plus the lesser of: (i) the amount by which Net Working Capital exceeds $21 million and (ii) the amount by which Net Current Assets exceeds $18 million; or (b) if Net Working Capital is less than $21 million or Net Current Assets is less than $18 million, the Additional Payment will be $2 million minus the greater of: (i) the amount by which Net Working Capital is less than $21 million and (ii) the amount by which Net Current Assets is less than $18 million.

In addition to the covenant prohibiting Restricted Payments, the Note contains other customary events of default. In the event an event of default occurs, Lender may declare the entire principal and accrued interest thereon immediately due and payable and the interest rate will increase to 15%. Additionally, a change of control of Tecstar involving a party other than Lender constitutes an event of default under the Note. If such a change of control occurs, in addition to the foregoing, Tecstar will be required to pay Lender a fee of $250,000.

Tecstar's obligations under the Note are guaranteed by the Registrant and all of the Registrant's domestic subsidiaries ("Guarantors"), with the exception of Tecstar Coachbuilders, LLC (f/k/a Empire Coach Enterprises, LLC) and Amstar, LLC, and are secured by substantially all of the assets of the Registrant, Tecstar and the Guarantors.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures required by this Item 2.03 as they pertain to the execution and delivery of the $5 million promissory note, are set forth under Item 1.01 and are incorporated in this Item 2.03 by reference.

On November 7, 2007, the Registrant and asola Advanced and Automotive Solar Systems GmbH ("Asola"), entered into an agreement under which it was agreed that the Registrant would have the right to purchase one-half, totalling 77.5 MWp, of Asola's rights and obligations under a certain long-term solar cell supply agreement to which Asola is a party ("Purchase of Contract Rights Agreement").

In consideration for Asola's sale of one-half of its contract rights, the Registrant paid Asola one million euro. In addition, the Registrant agreed to be responsible for raising the funds needed for Asola to pay the remaining prepayments due under the long-term supply contract, totalling eight million euro, if Asola is unable to make such payments from its cash from operations.

The foregoing description of the Purchase of Contract Rights Agreement is qualified by reference to the complete terms of that Agreement, a copy of which is filed herewith as Exhibit 10.1

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e)

On September 28, 2007, the Registrant's Board of Directors approved and adopted The Executive Nonqualified Excess Plan of Quantum Fuel Systems Technologies Worldwide, Inc. ("Deferred Compensation Plan"), a nonqualified deferred compensation plan for key management level employees of the Registrant.

Participation in the Deferred Compensation Plan will be determined from time to time by the Registrant's Board of Directors.

Participants in the the Deferred Compensation Plan may elect to defer all or part of their base salary and annual bonus. The Registrant may also make an annual discretionary contribution ("Employer Discretionary Contributions") to a participant's account. Employer Discretionary Contributions vest 20% per year for each year of the participant's service, commencing on the participant's first day of service.

A participant may receive a distribution from the Deferred Compensation Plan upon separation from service, death, disability, change in control, unforeseeable emergency, or an in-service/education distribution. In-service/eduction distributions are limited to the participant's elective contribution. Distributions will be made in cash, in a lump sum, annual installments, or a combination of both, in the manner elected by the participant and provided for in the Deferred Compensation Plan.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: November 13, 2007	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Purchase of Contract Rights Agreement